Exhibit 10.5

LOAN AND SECURITY AGREEMENT
DATED AS OF
August 7, 2023
between
SHOULDER INNOVATIONS, INC.,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders, and
TRINITY CAPITAL INC.
as Administrative Agent and Collateral Agent

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is made as of August 7, 2023 (the “Closing Date”), by and among SHOULDER INNOVATIONS, INC., a Delaware corporation (“Borrower”), the lenders from time to time party hereto (each, a “Lender” and collectively, the “Lenders”) and TRINITY CAPITAL INC., a Maryland corporation, as administrative agent and collateral agent for the Lenders (“Administrative Agent).
RECITALS
WHEREAS, Borrower may, from time to time, desire to borrow from Lenders, and Lenders, may, from time to time, make available to Borrower, term loans (each a “Loan” and collectively the “Loans”); and
WHEREAS, Borrower and Lenders desire that this Agreement shall serve as a master agreement which sets forth the terms and conditions governing any Loan by Lenders to Borrower.
NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
As used herein, all capitalized terms shall have the meanings set forth below. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the UCC. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.
“Account Control Agreement” means any deposit account control agreement or securities account control agreement in a form acceptable to Administrative Agent required to perfect Administrative Agent’s security interest in all Deposit Accounts and Securities Accounts of Borrower and each of its Subsidiaries.
“Administrative Agent” means Trinity Capital Inc., in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent appointed in accordance with Article 5.
“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time in a written notice to Borrower as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.
“Administrative Agent’s Expenses” means all reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Administrative Agent’s attorneys’ documented fees, costs and expenses incurred in enforcing or defending the Loan Documents (including documented fees and expenses of appeal or review) and the rights of Administrative Agent in and to the Loans and the Collateral or otherwise hereunder, including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by Administrative Agent in connection with its enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.
“Advance” means any Loan funds advanced under this Agreement.
“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s senior executive officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.
“Agreement” means this Loan and Security Agreement and all Schedules and Exhibits annexed hereto and made a part hereof, as the same may be amended, supplemented and or modified from time to time by the parties hereto.
“Annualized Revenue” means Borrower’s revenue measured in accordance with GAAP for the trailing six (6) month period ending as of the date of determination multiplied by two (2).
“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Applicable Rate” means a variable annual interest rate equal to the greater of (i) the Prime Rate plus three and one-half of one percent (3.50%) and (ii) eleven percent (11.00%).
“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an eligible assignee and, to the extent required, consented to by the Administrative Agent and Borrower in accordance with Section 5.4 hereof and substantially in form reasonably acceptable to the Administrative Agent and Borrower.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Business Day” means a day when the banks in Phoenix, Arizona are open for business.
“Change of Control” means the closing of any transaction or series of transactions by which Borrower shall merge with (whether or not Borrower is the surviving entity) or consolidate into any other Person or lease or sell substantially all of its and its subsidiaries’ assets substantially as an entirety to any other Person or by which any Person, entity or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) acquires, directly or indirectly, forty percent (40%) or more of Borrower’s outstanding capital stock.
“Closing Date” has the meaning set forth in the preamble hereto.
“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning provided in Article 3.
“Commitments” means, with respect to each Lender, such Lender’s obligation to make Loans to the Borrower hereunder in a principal amount equal to the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.
“Commitment Fee” is for each Advance the fully earned and non-refundable commitment fee equal to one percent (1.0%) of the aggregate principal amount of such Advance.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.
“Debt” means (a) all indebtedness for borrowed money; (b) all indebtedness for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the Ordinary Course of Business, (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet and (iii) any amounts being disputed in good faith by Borrower where such dispute would not cause, or be reasonably expected to cause, a Material Adverse Change); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) equity securities subject to repurchase or redemption, (f) all obligations, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition; and (g) all obligations of the kind referred to in subsections (a) through (f) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights).
“Default Rate” has the meaning set forth in Section 2.2(c).
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a bail-in action. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Security in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.
“Deposit Account” means any “deposit account” as defined in the UCC with such additions to the term as may hereafter be made, and includes any checking account, savings account, or certificate of deposit.
“Documentation and Funding Expenses” has the meaning set forth in Section 2.1(c).
“End of Term Payment” has the meaning set forth in Section 2.10.
“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
“Event of Default” means any of the following events and conditions at any time, unless waived in writing by Administrative Agent, and shall constitute an Event of Default:
(a)    failure on the part of Borrower to remit to Administrative Agent any (i) payment of principal or interest on any Loan when due, or (ii) other Obligations within three (3) Business Days after such Obligations are due and payable and required to be remitted under this Agreement or any Loan Documents (which three (3) Business Day grace period shall not apply to amounts due on the Maturity Date);
(b)    failure on the part of Borrower: (A) to perform any obligation arising under Section 4.2 (other than Sections 4.2(k), (l), (m), (p), (q), (r)(i), (r)(iii), (s) and (u)(ii)) or to comply with any covenants of Section 4.3 or (B) duly to observe or perform in any other of its respective covenants or agreements in this Agreement or any other Loan Document, which failure continues for a period of ten (10) Business Days after the occurrence of such breach; provided, however, that if any foregoing default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent efforts by Borrower be cured within such period, then Borrower shall have an additional period (which shall not in any case exceed ten (10) Business Days) to cure such default as determined in Administrative Agent’s sole discretion to cure such default and within such additional time period, the failure to cure such default shall not be deemed an Event of Default (but no Advances will be made during such cure period), provided, further, that, the additional cure period provided under this clause (b) shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a certain date;
(c)    there is (a) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Debt in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that could reasonably be expected to have a Material Adverse Change; (b) any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder or (c) a revocation or termination of a Material Agreement;
(d)    if any representation or warranty of Borrower made in this Agreement or in any certificate or other writing delivered pursuant hereto or any other related document is materially incorrect or misleading as of the time when the same shall have been made;

(e)    any provision of this Agreement or any Lien or security interest of Administrative Agent in the Collateral ceases for any reason to be valid, binding and in full force and effect other than as expressly permitted hereunder;
(f)    any bankruptcy, insolvency or other similar proceeding is filed by Borrower or any of its Subsidiaries;
(g)    any involuntary bankruptcy, insolvency or other similar proceeding is filed against Borrower or any of its Subsidiaries and such proceeding or petition shall not be dismissed within forty-five (45) days after filing;
(h)    any assignment is made by Borrower or any attempt by Borrower to assign any of its duties or rights hereunder;
(i)    [Reserved];
(j)    (a) If any material portion of Borrower’s or any of its Subsidiaries’ assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, (b) if Borrower or any of its Subsidiaries is enjoined, restrained or in way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries’ assets or (d) if a notice of Lien, levy or assessment if filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower or any Subsidiary receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;
(k)    if Borrower is not Solvent;
(l)    [Reserved];
(m)    If any of the Loan Documents shall cease to be, or Borrower shall assert that any of the Loan Documents is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms;
(n)    if there occurs a Material Adverse Change to Borrower;
(o)    there is (i) a Change of Control, unless, as a condition to the closing of such change of control the Obligations will be paid in full, (ii) there is a resignation of one or more directors from Borrower’s board of directors in anticipation of the Borrower’s or any of its Subsidiary’s insolvency, or (iii) a change on Borrower’s board of directors which results in the failure of at least one partner of each of Coöperatieve Gilde Healthcare V U.A, U.S. Venture Partners, and Lightstone Ventures or their respective Affiliates to serve as a voting member of Borrower’s board of directors (unless such change occurs in connection with (x) an initial public offering or (y) a bona fide venture equity financing transaction not otherwise prohibited by this Agreement with gross cash proceeds of more than $20,000,000), in each case without the prior written consent of Administrative Agent which may be withheld in Administrative Agent’s sole discretion;
(p)    the imposition on Borrower of any corrective action plan, resolution agreement, corporate integrity agreement, deferred prosecution agreement or settlement agreement that is: (A) material, and (B) involves any ongoing oversight or monitoring by any Governmental Authority; or

(q)    a final, non-appealable judgment against Borrower or any Subsidiary for an amount in excess of Five Hundred Thousand Dollars ($500,000) (not covered by insurance by a solvent independent third party insurance carrier that has confirmed coverage in writing) which is not paid or bonded within ten (10) days of entry.
“Excluded Property” means (i) any property or assets as to which pledges thereof or security interests therein are prohibited or restricted by applicable law (including any requirement to obtain the consent of any (x) governmental authority, (y) similar regulatory third party or (z) under any Restricted License, in each case, except to the extent such consent has been obtained) after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law and (ii) any intent-to-use trademark application filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act; provided that (x) any such limitation described in the foregoing clause (i) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or restriction or the requirement for any consent contained in the applicable contract, agreement, permit, lease or license or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all rights to the proceeds from the sale of, all Excluded Property shall be and at all times remain subject to the security interests created by this Agreement (unless such proceeds would independently constitute Excluded Property).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Administrative Agent or required to be withheld or deducted from a payment to a Lender or Administrative Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires the applicable interest in such Loan or Commitment or changes its lending office, except in each case to the extent that, pursuant to Section 2.12, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office, (c) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.12(g), and (d) any Taxes imposed under FATCA.
“Existing Debt” means the Debt disclosed in the Perfection Certificate dated as of the Closing Date owing to Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) in the amount of $3,876,321.38 as of the Closing Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related fiscal or regulatory legislation, rules or official practices) implementing the foregoing.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Good Faith Deposit” is the fully earned and non-refundable deposit in the amount of One Hundred Thousand Dollars ($100,000) paid to Administrative Agent prior to the Closing Date, which will be applied toward Administrative Agent’s Expenses on the Closing Date.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Health Care Laws” means (a) any applicable federal, state, local or foreign Law, statute, standard, ordinance, code, rule, regulation or any governmental Order, or any license, registration, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, relating in each of the foregoing cases to health care and other third party payor rules and policies, and in each case applicable to Borrower including: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); TRICARE, 10 U.S.C. § 1071; Veterans Health Administration programs (including, without limitation, 38 U.S.C. Chapter 17); the Federal Health Anti-Kickback Statute; the civil False Claims Act, 31 U.S.C. §§ 3729-3733; the criminal False Claims Acts (18 U.S.C. §§ 286, 287 and 1001); the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; HIPAA and Other Privacy Law; the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010; the Federal Health Care Fraud Law, 18 U.S.C. § 1347; the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.)the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); the 21st Century Cures Act and the Interoperability and Patient Access Final Rule; the Public Health Service Act, (42 U.S.C. § 201 et seq.); any and all amendments thereto; and any similar state and local Laws that are applicable to Borrower and address the subject matter of any of the foregoing including but not limited to Laws governing the privacy, confidentiality, security or integrity of Personal Information and any state or local Laws regulating interactions with health care professionals and reporting thereof.
“HIPAA and Other Privacy Laws” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, all rules and regulations promulgated under such acts, and other laws applicable to Borrower regulating, governing or relating to the privacy and/or security of patient, protected health or personally identifiable information.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past present or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.
“Interest Only Period” means, the period from and including the Closing Date and through but excluding the sixty-first (61st) Payment Date following the Closing Date.
“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.
“IP Security Agreement” means the Intellectual Property Security Agreement, dated as of the date hereof, by and among Lender and each grantor party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time).
“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Robert Ball as of the Closing Date, (ii) Chief Operating Officer, who is Matt Ahearn as of the Closing Date, and (iii) David Blue, who is Chief Commercial Officer as of the Closing Date.
“Knowledge” or “Knowledge of Borrower” means the actual knowledge of the chief executive officer, chief operating officer or chief financial officer of Borrower and such knowledge that would be obtained upon due inquiry and reasonable investigation by such Persons.
“Lender’s Expenses” means all reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lenders’ attorneys’ documented fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review) and the rights of a Lender in and to the Loans and the Collateral or otherwise hereunder, including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by a Lender in connection with a Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.
“Lender Shares” shall mean the shares or preferred shares of the stock or other securities of Borrower that a Lender has the right to purchase and may purchase under the terms of the Warrant.
“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Advance Request Form” is that certain form attached hereto as Exhibit E.
“Loan Documents” means this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Notes (if any), the Warrant, every Account Control Agreement, the IP Security Agreement and any other intercreditor agreement, or subordination agreement, any documents pertaining to a mortgage, any landlord waivers and bailee waivers, the Perfection Certificate, each Compliance Certificate, each Loan Advance Request Form and every other document evidencing, securing or relating to the Loans, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.
“Loans” has the meaning set forth in the preamble above.
“Material Adverse Change” means (i) a materially adverse effect on the business, financial condition, operations, performance or Property of Borrower, or (ii) a material impairment of the ability of

Borrower to perform its obligations under or remain in compliance with this Agreement and the other Loan Documents, or any documents executed in connection therewith.
“Material Agreement” means each (a) license, agreement or other contractual arrangement with a Person or Governmental Authority whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Two Hundred Fifty Thousand Dollars ($250,000) per year in the aggregate and (b) agreement or contract to which Borrower is a party, the termination of which could cause a material adverse effect on the operations, business, assets, properties or condition of Borrower.
“Maturity Date” means September 1, 2028.
“Notes” means a promissory note or notes in the form of Exhibit A hereto.
“Obligations” means all present and future obligations owing by Borrower to Administrative Agent and the Lenders governed or evidenced by the Loan Documents whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Borrower is a debtor (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.
“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with the usual and customary customs and practices in the kind of business in which such Person is engaged, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Owned Intellectual Property” has the meaning set forth in Section 4.1(t)(i).

“Payment Date” means the first (1st) day of each month, or if such day is not a Business Day, the next Business Day.
“Perfection Certificate” means the perfection certificate delivered to Administrative Agent dated as of the Closing Date, as updated from time to time in accordance with this Agreement.
“Permitted Debt” means and includes:
(a)    Debt of Borrower to Lenders under this Agreement;
(b)    Debt of Borrower secured by Liens permitted under clause (f) of the definition of Permitted Liens;
(c)    Debt of Borrower existing on the date hereof and set forth on the Perfection Certificate dated as of the Closing Date (other than the Existing Debt);
(d)    Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case, in the Ordinary Course of Business;
(e)    Debt consisting of the financing of insurance premiums in the Ordinary Course of Business and provided such financing arrangement has been approved in writing by Administrative Agent;
(f)    unsecured Indebtedness in respect of corporate credit card incurred in the Ordinary Course of Business in an aggregate amount outstanding at any time not to exceed $500,000;
(g)    Debt to carriers, warehousemen, mechanics, and materialmen, in each case arising in the Ordinary Course of Business, for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;
(h)    to the extent constituting Debt, judgments not constituting an Event of Default;
(i)    Debt representing taxes and assessments not yet due and payable without penalty or, if due and payable, being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained (i) in accordance with GAAP pursuant to Section 4.1(q) and (ii) in a Deposit Account of Borrower over which Administrative Agent has a first priority perfected Lien;
(j)    Debt issued in connection with Permitted Investments pursuant to clause (b) or (c) which is recourse solely against such Permitted Investments in an aggregate amount not to exceed $3,000,000 at any time outstanding; provided that such Debt is extinguished within ten (10) days of its incurrence;
(k)    other unsecured Debt in not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any time outstanding; and
(l)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt under subsections (a)-(g) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.
“Permitted Investment” means
(a)    Deposits and Deposit Accounts (which shall be subject to Account Control Agreements as required herein) with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the Deposit Accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);
(b)    Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;
(c)    Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;
(d)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(e)    Investments outstanding on the date hereof and set forth on the Perfection Certificate dated as of the Closing Date;
(f)    Investments by Borrower in Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year;
(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary;
(i)    Investments constituting ownership of the equity interests of Subsidiaries as of the Closing Date or as otherwise permitted by Section 4.2(t); and
(j)    Other Investments aggregating not in excess of Fifty Thousand Dollars ($50,000) at any time.
“Permitted Liens” means any of the following:
(a)    Liens of the Administrative Agent pursuant to this Agreement or the other Loan Documents;
(b)    Liens outstanding on the date hereof and set forth on the Perfection Certificate dated as of the Closing Date;
(c)    Liens for taxes and assessments not yet due or payable without penalty or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;
(d)    Liens arising in the Ordinary Course of Business (such as Liens of carriers, warehousemen, mechanics, and materialmen) and other similar Liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;
(e)    easements, rights of way, restrictions, minor defects or irregularities in title or other similar Liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of Borrower;

(f)    Liens consisting of purchase money security interests for new equipment financing not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time outstanding;
(g)    Leases or subleases of real property, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property), in each case granted in the in the Ordinary Course of Business of Borrower’s or another Person’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Administrative Agent a security interest therein;
(h)    non-exclusive licenses of Intellectual Property granted to third parties in the Ordinary Course of Business;
(i)    Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default;
(j)    customary Liens in favor of other financial institutions in connection with statutory, common law and contractual rights of setoff and recoupment arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that each such account shall be subject to Account Control Agreements as required herein;
(k)    Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto to the extent permitted under clause (e) of the definition of Permitted Debt; and
(l)    other Liens not to exceed Ten Thousand Dollars ($10,000) in the aggregate at any time.
“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, foregoing.
“Potential Event of Default” means any event or circumstance, which, with the giving of notice or lapse of time or both, would become an Event of Default.
“Prime Rate” means, at any time, the greater of (i) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”, and (ii) eight percent (8.0%). In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be as announced by Lender.
“Pro Rata Share” means, with respect to:
(a)    a Lender’s obligation to make Loans and the right to receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitments, by (ii) the Total Commitments, provided that if the Total Commitments have been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Loans and the denominator shall be the aggregate unpaid principal amount of the Loans, and
(b)    all other matters (including, without limitation, the indemnification obligations arising under Section 5.7, the percentage obtained by dividing (i) the sum of the unpaid principal amount of such Lender’s portion of the Loans, by (ii) the sum of the aggregate unpaid principal amount of the Loans.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” means each of the chief executive officer, the chief operating officer, the chief financial officer, president, treasurer, vice president of finance and the controller of Borrower, as well as any other officer or employee identified as an authorized officer in the corporate resolution delivered by Borrower to Administrative Agent in connection with this Agreement.
“Restricted License” means any license or other agreement with respect to which Borrower is a party and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.
“Required Lenders” means Lenders (other than Defaulting Lenders) whose Pro Rata Shares (without giving effect to the Pro Rata Share of Defaulting Lenders) aggregate at least 50.1%; provided that such Lenders must include Administrative Agent (unless Administrative Agent is a Defaulting Lender).
“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Person and any other holder of any Obligation.
“Securities Account” means any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.
“Solvent” with respect to any person or entity as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such person or entity exceeds the debts and liabilities, including contingent liabilities, of such person or entity, (b) the present fair salable value of the property and assets of such person or entity is greater than the amount that will be required to pay the probable liability of such person or entity on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such person or entity is able to pay its debts and liabilities, including contingent liabilities, as they become absolute and matured, and (d) such person or entity does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tranche A Loan” shall have the meaning provided in Section 2.1(b).
“Tranche B Loan” shall have the meaning provided in Section 2.1(b).
“Tranche B Loan Termination Date” means December 31, 2025.
“Tranche C Loan” shall have the meaning provided in Section 2.1(b).

“Tranche C Loan Termination Date” means December 31, 2026.
“Tranche B Milestone” means the receipt by Administrative Agent in its sole discretion, confirming that Borrower has achieved, on or prior to the Tranche B Loan Termination Date, Annualized Revenue of at least Thirty Million Dollars ($30,000,000).
“Tranche C Milestone” means the receipt by Administrative Agent in its sole discretion, confirming that Borrower has achieved, on or prior to the Tranche C Loan Termination Date, Annualized Revenue of at least Forty-Five Million Dollars ($45,000,000).
“Total Commitments” means the sum of the amounts of the Lenders’ Commitments.
“Transfer” means to convey, sell, lease, transfer, assign, or otherwise dispose of.
“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided, however, in the event, by reason of mandatory provisions of law, any and all of the attachment, perfection or priority of the security interest of Administrative Agent in and to the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions relating to such attachment, perfection or priority and for purposes of definitions related to such provisions; provided, further, that the term “UCC” shall include Article 9 thereof as in effect on the Closing Date.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Warrant” means (a) the Warrant to Purchase Stock, dated as of the date hereof, issued by Borrower in favor of each Lender and (b) any other warrant or warrants issued by Borrower during the term of any Loans, in favor of Lender to purchase securities of Borrower, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.
ARTICLE 2
THE LOANS
2.1    The Loans.
(a)    Subject to the terms and conditions of this Agreement, each Lender severally hereby agrees to make a Loan to the Borrower in a principal amount not to exceed the amount of such Lender’s Commitments. If the aggregate outstanding principal amount of Loans at any time exceeds the Total Commitments, Borrower shall immediately repay such excess in full. The Obligations of Borrower under this Agreement shall at all times be absolute and unconditional. Borrower acknowledges and agrees that any obligation of any Lender to make any Loan hereunder is strictly contingent upon the satisfaction of the conditions set forth in Sections 2.4, 2.5, 2.6 and 2.7 (as applicable). For each Loan, Borrower shall make monthly payments of interest only in arrears at the Applicable Rate during the Interest Only Period. The unpaid balance of principal and accrued and unpaid interest under the Loans shall be paid in full in cash by Borrower on the Maturity Date. Borrower shall continue to comply with all of the terms and provisions hereof until all of the Obligations are paid and satisfied in full. After the Closing Date, no further Tranche A Loans shall be available from Lender. After the Tranche B Loan Termination Date, no further Tranche B Loans shall be available from Lender. After the Tranche C Loan Termination Date, no further Tranche C Loans shall be available from Lender.
(b)    The initial Advance hereunder, to be funded on the date hereof upon satisfaction of the conditions in Sections 2.4 and 2.5, shall be an amount equal to Fifteen Million Dollars

($15,000,000) (the “Tranche A Loan”). Thereafter, upon satisfaction of the conditions set forth in Sections 2.4 and 2.6 Borrower may request an additional Advance equal to Fifteen Million Dollars ($15,000,000) (the “Tranche B Loan”). Thereafter, upon satisfaction of the conditions set forth in Sections 2.4 and 2.7 Borrower may request an additional Advance equal to Fifteen Million Dollars ($15,000,000) (the “Tranche C Loan”).
(c)    At the time of the Advance of the Tranche A Loan, Borrower will pay Administrative Agent and the Lenders for all reasonable costs related to the Tranche A Loan including travel, UCC search, filing, insurance, and legal costs for the Tranche A Loan (the “Tranche A Documentation and Funding Expenses”). At the time of any additional Advance of any Loans, Borrower will pay Administrative Agent and the Lenders for all reasonable costs related to such additional Loans, including travel, UCC search, filing, insurance, and legal costs. The Tranche A Documentation and Funding Expenses and any such additional costs due related to additional Loans shall be collectively referred to hereunder as “Documentation and Funding Expenses.”
2.2    Advances and Interest.
(a)    All Loans requested by Borrower must be requested by 11:00 A.M. Arizona time, five (5) Business Days prior to the date of such requested Loan. All requests or confirmations of requests for a Loan are to be in writing to Administrative Agent and may be sent by telecopy or facsimile transmission or by email provided that Administrative Agent shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Lender. Borrower may not request more than one (1) Loan per calendar month. As express conditions precedent to Lender making each Loan to Borrower, Borrower shall deliver to Administrative Agent the documents, instruments and agreements required pursuant to Sections 2.4, 2.5, 2.6 and 2.7 (as applicable) of this Agreement (including, without limitation, the Loan Advance Request Form). Except as otherwise provided in this Section 2.2(a), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitments, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
(b)    The following amounts shall be deducted from each Loan advanced hereunder: (i) as to the Tranche A Loan advanced hereunder, the applicable Commitment Fee and the Tranche A Documentation and Funding Expenses, (ii) as to the Tranche B Loan, the applicable Commitment Fee and the Documentation and Funding Expenses and (iii) as to the Tranche C Loan, the applicable Commitment Fee and the Documentation and Funding Expenses.
(c)    Beginning on the date of each Advance, the unpaid principal balance of all advanced Loans and all other Obligations hereunder shall bear interest, subject to the terms hereof, at the Applicable Rate. All payments shall be due to Administrative Agent on the applicable Payment Date, or if such day is not a Business Day, the next succeeding Business Day. If Borrower fails to make a monthly payment due within five (5) Business Days after the date such payment is due, Administrative Agent, on behalf of the Lenders, shall have the right to require Borrower to pay to Lender a late charge equal to five percent (5.0%) of the past due payment. After the occurrence and during the continuance of an Event of Default hereunder, Administrative Agent, on behalf of the Lenders, shall have the right to increase the per annum effective rate of interest on all Loans outstanding hereunder to a rate equal to 500 basis points in excess of the Applicable Rate (the “Default Rate”), which Default Rate shall be payable solely after the occurrence of an Event of Default. All contractual rates of interest chargeable on outstanding Loans, shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lenders have charged or received interest hereunder in excess of the highest applicable rate, Administrative Agent, shall in its sole discretion and acting on behalf of the Lenders, apply and set off such excess interest received by Lenders against other Obligations hereunder due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.
(d)    Interest shall be computed on the basis of a 360-day year, and twelve 30-day months. For any partial month interest periods, interest will be charged for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Arizona time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the Loans shall be included and the date of payment shall be excluded. Changes to the Applicable Rate based on changes to the Prime Rate, shall be effective as of the day immediately following the date of such change, and to the extent, of such change.
(e)    Upon the occurrence and during the continuance of an Event of Default and/or the maturity of any portion of the Obligations, any moneys on deposit with Administrative Agent may, at the direction of the Required Lenders, be applied against the Obligations in such order and manner as Administrative Agent may elect or as may otherwise be required under this Agreement.
2.3    Administrative Agent Accounts. Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
2.4    Conditions Precedent to Each Advance. It shall be an express condition precedent to each Lender’s obligation to make an Advance of each Loan that (i) the representations and warranties contained in Section 4.1 shall be true and correct in all material respects (or true and correct in all respects for those representations and warranties that are by their terms already qualified as to materiality) as of the date of such Advance (provided, however, that those representations and warranties expressly referring to another date shall be true and correct as of such other date), (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing, (iii) receipt by Administrative Agent of an executed Loan Advance Request Form in the form of Exhibit E attached hereto, (iv) no circumstance shall exist that could reasonably be expected to have a Material Adverse Change, (v) all material governmental and third party approvals reasonably necessary in connection with the Loan and this Agreement shall have been obtained and be in full force and effect, and (vi) Administrative Agent’s satisfaction, in Administrative Agent’s reasonable discretion, with the results of Administrative Agent’s due diligence investigation, including, without limitation, review of the financial statements of Borrower dated no more than thirty (30) days prior to the funding of such Advance.
2.5    Conditions Precedent to the Tranche A Loan. It shall be an express condition precedent to a Lender’s obligation to make the Advance of the Tranche A Loan that Borrower shall provide or cause to be provided to Administrative Agent all of the following items:
(a)    UCC-1 financing statements designating Borrower, as debtor, and Administrative Agent, as secured party for the benefit of Lenders, for filing in the state of Borrower’s incorporation or formation, as applicable, the state of Borrower’s chief executive office, the place where Borrower transacts business or in any other state required by Administrative Agent with respect to all Collateral which may be perfected under the UCC by the filing of a UCC-1 financing statement, together with any other documents Administrative Agent deems necessary to evidence or perfect Lenders’ security interest with respect to the Collateral;

(b)    a certificate as to authorizing resolutions and Operating Documents of Borrower with specimen signatures, substantially in the form of Exhibit C;
(c)    the Operating Documents of Borrower and good standing certificates from each of Borrower’s jurisdiction of organization and chief executive office location, and the following jurisdictions in which Borrower is qualified to conduct business: California, Colorado, Massachusetts, Nevada and Utah;
(d)    deliver landlord waivers and bailee waivers in the form reasonably acceptable to Administrative Agent for each location where the Collateral with a value in excess of Five Hundred Thousand Dollars ($500,000) is located;
(e)    insurance certificates and endorsements evidencing that the Borrower, its Subsidiaries, and the Collateral are insured in accordance with the requirements of Section 4.2(q) hereof;
(f)    a recent Lien search in each of the jurisdictions where the Borrower and each Subsidiary is organized and the assets of Borrower and each Subsidiary are located, and such searches reveal no Liens on any of the assets of Borrower or any Subsidiary, except for Permitted Liens;
(g)    payment in full of the applicable Commitment Fee and the Tranche A Documentation and Funding Expenses, in each case, to the extent in excess of the Good Faith Deposit;
(h)    a fully executed copy of this Agreement;
(i)    the fully executed Warrant;
(j)    a fully executed Account Control Agreement in respect of each of Borrower’s Deposit Accounts with JPMorgan Chase Bank, N.A. disclosed on the Perfection Certificate dated as of the Closing Date;
(k)    fully executed copies of each other Loan Document;
(l)    a duly executed legal opinion of counsel to Borrower dated as of the Closing Date;
(m)    a copy of each applicable stockholders’ agreement, investors rights agreement, voting agreement, or other similar equity financing documents of Borrower, and any amendments thereto;
(n)    a completed Perfection Certificate dated as of the Closing Date for Borrower and each of its Subsidiaries;
(o)    a payoff letter executed by Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) together with a release of any Liens created in connection therewith on Borrower, its Subsidiaries and any of their assets and properties, in each case in form and substance satisfactory to Administrative Agent; and
(p)    such other documents and completion of such other matters as Administrative Agent may reasonably deem necessary and appropriate.
2.6    Conditions Precedent to the Tranche B Loan. It shall be an express condition precedent to a Lender’s obligation to make the Advance of the Tranche B Loan that:

(a)    The Advance under the Tranche B Loan shall occur on or prior to the Tranche B Loan Termination Date;
(b)    The amount of such Advance shall be $15,000,000.
(c)    Administrative Agent shall have received payment in full of the Documentation and Funding Expenses and the applicable Commitment Fee;
(d)    Borrower shall have executed and delivered to each Lender a Warrant in respect of the Tranche B Loan; and
(e)    Borrower shall have achieved the Tranche B Milestone.
2.7    Conditions Precedent to the Tranche C Loan. It shall be an express condition precedent to a Lender’s obligation to make the Advance of the Tranche C Loan that:
(a)    The Advance under the Tranche C Loan shall occur on or prior to the Tranche C Loan Termination Date;
(b)    The amount of such Advance shall be $15,000,000.
(c)    Administrative Agent shall have received payment in full of the Documentation and Funding Expenses and the applicable Commitment Fee; and
(d)    Borrower shall have achieved the Tranche C Milestone.
2.8    Voluntary Prepayment. Borrower may prepay in whole or in part, the Loans at any time, subject to payment of the premium set forth below (“Prepayment Premium”). The calculated pre-payment amount shall include the outstanding principal due under each Loan at the time of retirement, any partially accrued interest thereon, and a Prepayment Premium based on the following schedule:
(a)    On or before the first anniversary of the Closing Date the Prepayment Premium shall be equal to two and one-half of one percent (2.50%) of the principal amount then outstanding.
(b)    After the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date the Prepayment Premium shall be equal to one and one-half of one percent (1.50%) of the principal amount then outstanding.
(c)    After the second anniversary of the Closing Date and before the Maturity Date the Prepayment Premium shall be equal to one percent (1.0%) of the principal amount then outstanding.
2.9    Mandatory Prepayment. If a Change of Control occurs or the Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Administrative Agent, for the benefit of Lenders, an amount equal to the sum of: (i) all outstanding principal of the Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Prepayment Premium, plus (iii) all other Obligations that are due and payable, including, without limitation, Administrative Agent Expenses and Lender’s Expenses and interest at the rate set forth in Section 2.2(c) with respect to any past due amounts.
2.10    End of Term Payment. On the Maturity Date or on the date of the earlier prepayment of the Loans by Borrower pursuant to Section 2.8 or Section 2.9 or acceleration of the balance of the Loans by Administrative Agent pursuant to Section 7.1, Borrower shall pay to Administrative Agent, for the benefit of Lenders, the amount equal to three percent (3.0%) of the original principal amount of the Loans in addition to all sums payable hereunder (the “End of Term Payment”).

2.11    Proceeds of Collateral. Following the occurrence and during the continuance of an Event of Default, upon the written notice of Administrative Agent, all proceeds from the Collateral shall be immediately delivered to Administrative Agent, at the direction of the Required Lenders, may apply such proceeds and payments to any of the Obligations in such order as Administrative Agent may decide in its sole discretion.
2.12    Tax Matters.
(a)    Withholding. Payments received by the Administrative Agent or a Lender from Borrower hereunder will be made free and clear of and without deduction for any and all Taxes. Specifically, however, (i) if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Administrative Agent or a Lender, and (ii) such Tax is an Indemnified Tax, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction for Indemnified Taxes, Administrative Agent or such Lender receives a net sum equal to the sum which it would have received had no withholding or deduction for Indemnified Taxes been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.12 shall survive the termination of this Agreement.
(b)    Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Borrower shall indemnify each Lender and Administrative Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Lender or Administrative Agent, or required to be withheld or deducted from a payment to such Lender or Administrative Agent, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The relevant Lender or Administrative Agent shall notify the Borrower of the imposition of any Indemnified Tax reasonably promptly after becoming aware of the imposition of such Tax. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such

Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(d).
(e)    As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.12, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to Section 2.12 (including by the payment of additional amounts pursuant to Section 2.12(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 2.12 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnifying party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this Section 2.12(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.12(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) copies of executed Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)any lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(a)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(b)copies of executed IRS Form W-8ECI (or any successor form);
(c)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(d)to the extent a Non-U.S. Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)each Lender and the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)

and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to (i) comply with their obligations under FATCA and (ii) determine whether such Lender (or the Administrative Agent, as applicable) has complied with such Lender’s (or the Administrative Agent’s, as applicable) obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.
Each Lender and the Administrative Agent agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(h)    For the avoidance of doubt, the term “applicable law” includes FATCA.
(i)    Each Party’s obligations under this Section 2.12 shall survive the termination of this Agreement, the resignation and/or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    Borrower and the Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes, the issue price (within the meaning of Section 1273(b) of the Code) of the Loan will be determined pursuant to Section 1272 through 1275 of the Code and the Treasury Regulations thereunder, including Section 1.1273-2(h)(1) of the Treasury Regulations. Furthermore, within sixty (60) days of the Closing Date (or such longer period of time as Administrative Agent or Borrower may decide) Borrower and the Lenders shall mutually agree as to the fair market value of the property right represented by the Warrants with respect to the Loan. The parties hereto agree to report all income tax matters with respect to the Warrant consistent with the provisions of this Section 2.12(j) unless otherwise required due to a change in applicable law or pursuant to a “determination” within the meaning of Section 1313 of the Internal Revenue Code.
2.13    Apportionment of Payments. All payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares, or as otherwise provided herein.
2.14    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 5.10.

(b)    Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by Borrower to Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders).
(c)    The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulting Lender.
2.15    Post-Closing Conditions. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date:
(a)    Borrower shall deliver to Administrative Agent, within one (1) Business Day of the Closing Date (or such longer period of time as Administrative Agent may agree to in its sole discretion), a fully executed Account Control Agreement in respect of Borrower’s Deposit Account maintained with Silicon Valley Bank, a division of First-Citizens Bank & Trust Company disclosed on the Perfection Certificate dated as of the Closing Date.
(b)    Borrower shall deliver to Administrative Agent, within two (2) Business Days of the Closing Date (or such longer period of time as Administrative Agent may agree to in its sole discretion), a fully executed Account Control Agreement in respect of each of Borrower’s Securities Accounts with JPMorgan Chase Bank, N.A. disclosed on the Perfection Certificate dated as of the Closing Date.
Failure by the Borrower to comply with this Section 2.15 shall constitute an immediate Event of Default for which no grace or cure period shall apply.
ARTICLE 3
CREATION OF SECURITY INTEREST; COLLATERAL
3.1    Grant of Security Interests. Borrower grants to Administrative Agent, for the benefit of the Lenders, a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:
(a)    All goods (and embedded computer programs and supporting information included within the definition of “goods” under the UCC) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and other equipment and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;
(b)    All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;
(c)    All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims (including without limitation, that certain commercial tort claim, a civil action for infringement of Borrower’s United States Patent No. 11,771,561 under the patent laws of the United States, 35 U.S.C. §§ 100, et seq. filed in the United States District Court for the District of Delaware on February 28, 2024, C.A. No. 24-266-JLH), payments of insurance and rights to payment of any kind;
(d)    All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;
(e)    All documents, cash, Deposit Accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, Securities Accounts, commodity contracts and commodity accounts, and all financial assets held in any Securities Account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and
(f)    To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property and all of Borrower’s books and records related to any items of other Collateral.
Notwithstanding the foregoing, Excluded Property shall not constitute Collateral.
3.2    After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the UCC, Borrower shall immediately notify Administrative Agent in writing signed by Borrower of the brief details thereof and grant to Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Administrative Agent.
3.3    Location and Possession of Collateral. The Collateral (other than Collateral that is (a) out for repair or in-transit between Permitted Locations, (ii) mobile equipment such as laptop computers which are in the possession of individual employees or (iii) that is in the possession of customers pursuant to contractual arrangements with sales agencies entered into in the Ordinary Course of Business) is and shall remain in the possession of Borrower at its locations as set forth in Section 3 of the Perfection Certificate (the “Permitted Locations”) or as otherwise approved by Administrative Agent in its sole discretion in writing ten (10) days prior to relocation. In the event that the Collateral at any new location is valued in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, at Administrative Agent’s election, such bailee or landlord, as applicable, must use commercially reasonable efforts to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Administrative Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Administrative Agent for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.
3.4    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Administrative Agent, at the request of Administrative Agent, all financing statements and other documents Administrative Agent may reasonably request, in form satisfactory to Administrative Agent, to perfect and continue Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.
3.5    Right to Inspect. Administrative Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to visit and inspect the any of Borrower’s or its Subsidiaries’ assets and properties and examine and make abstracts from any of such books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, in each case, at any time with or without prior written notice and as often as may be reasonably desired at any time during an Event of Default or upon prior written notice at reasonable times when no Event of Default is continuing up to two (2) times per year, and to discuss its business operations, properties and financial and other conditions with its officers and employees and accountants.
3.6    Intellectual Property. Borrower shall promptly execute and deliver to Administrative Agent, on behalf of the Lenders, any grants of security interests in any patents, patent applications, trademarks and trademark applications, copyrights, and copyright applications registered or filed by Borrower, in a form acceptable to Administrative Agent, to file with the United States Patent and Trademark Office or the United States Copyright Office.
3.7    Protection of Intellectual Property. Borrower shall and shall cause its Subsidiaries to:
(a)    use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s or its Subsidiaries’ business and promptly advise Administrative Agent in writing of material infringements;
(b)    not allow any Intellectual Property material to Borrower’s or its Subsidiaries business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent;
(c)    provide written notice to the Administrative Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software or other software, in each case, that is commercially available to the public); and
(d)    take such commercially reasonable steps as Administrative Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Administrative Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Representations and Warranties. Borrower hereby warrants, represents and covenants that:
(a)    Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state set forth in the Perfection Certificate. Borrower and each Subsidiary is duly qualified to do business and is in good standing in every other jurisdiction where the nature of its business requires it to be qualified, except where failure to be so qualified would not result in a Material Adverse Change, and is not subject to any bankruptcy, insolvency or other similar proceedings. Borrower’s and each Subsidiary’s chief executive office, principal place of business and the place where Borrower maintains its records concerning the Collateral are located at the addresses set forth in the Perfection Certificate. The Collateral (other than Collateral that is (i) out for repair or in-transit between Permitted Locations, (ii) mobile equipment such as laptop computers which are in the possession of individual employees or (iii) that is in the possession of customers pursuant to contractual arrangements with sales agencies entered into in the Ordinary Course of Business) is presently located at the address set forth on the Perfection Certificate dated as of the Closing Date or as otherwise agreed by Administrative Agent pursuant to Section 3.3;
(b)    Borrower and each Subsidiary has full power, authority and legal right to execute, deliver and perform each Loan Document to which it is a party, and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary action;
(c)    Each Loan Document has been duly executed and delivered by Borrower and each constitutes a legal, valid and binding obligation of Borrower and each Subsidiary party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights generally and general equitable principles;
(d)    The execution, delivery and performance of the Loan Documents (i) is not in contravention of any material agreement or indenture by which Borrower or any Subsidiary is bound, or by which its properties may be affected, (ii) does not require any shareholder approval, or any approval or consent of, or filing or registration with, any governmental body or regulatory authority or agency (other than the filing of UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, in connection with the registration of the security interest granted hereunder), or any approval or consent of any trustees or holders of any of its indebtedness or obligations, in each case, unless such approval or consent has been obtained and (iii) does not contravene any law, regulation, judgment or decree applicable to it in any material respect or its Operating Documents;
(e)    None of Borrower nor any Subsidiary is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amend, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. None of Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. None of Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;
(f)    To Borrower’s Knowledge, Borrower and each Subsidiary is in compliance, in all material respects, with all requirements of law and orders, rules or regulations of any regulatory authority applicable to Borrower or any Subsidiary or to the business or assets of Borrower or any Subsidiary and no such requirement applicable to Borrower or any Subsidiary or any item of Collateral could reasonably be expected to cause a Material Adverse Change;
(g)    Borrower is the owner and holder of all right, title and interest in and to the Collateral (other than the right, title and interests granted under the Permitted Liens), and Borrower has not assigned or pledged and hereby covenants that it will not assign or pledge, so long as this Agreement shall remain in effect, the whole or any part of the rights in the Collateral hereby and thereby assigned, to anyone other than Administrative Agent, its designee, its successors or assigns, other than Permitted Liens;
(h)    Borrower has good and marketable title to the Collateral, and the Collateral is free and clear of all Liens, claims and encumbrances, other than Permitted Liens;
(i)    Borrower has delivered to Administrative Agent copies of the most recent annual reviewed financial statements and most recent monthly and quarterly unaudited financial statements required to be delivered pursuant to Section 4.2(f) hereof, or as may hereafter be delivered in connection with the Loans (the “Financial Statements”). Since the date of the last Financial Statement provided to Lender, no event has occurred which would have a Material Adverse Change on Borrower or any Subsidiary. The Financial Statements are true and correct and fairly present the financial condition of Borrower and its Subsidiaries;
(j)    No default or event of default has occurred and is continuing under or with respect to any Material Agreement;
(k)    No action, suit, litigation, or proceeding of or before any arbitrator or governmental or regulatory authority is pending or, to the Knowledge of Borrower threatened, by or against Borrower, any Subsidiary or against any of their property or assets, which action, suit, litigation or proceeding could, individually or in the aggregate, could be reasonably expected to result in liabilities to Borrower or its Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000);
(l)    To Borrower’s Knowledge, no facilities or properties leased or operated by Borrower contains any “hazardous materials” in amount or concentrations that could constitute a violation of any federal, state or local law, rule, regulation, order or permit (the “Environmental Laws”). Borrower has not received notice of any suspected or actual violations of any Environmental Laws and Borrower’s business has been operated in conformity with all Environmental Laws;
(m)    Borrower has no Subsidiaries other than those listed on the Perfection Certificate. Neither Borrower nor any Subsidiary has done business under any name other than that specified on the Perfection Certificate dated as of the Closing Date;
(n)    To the best of Borrower’s Knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, its Subsidiaries, any of their Affiliates constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Blocked Person; (b) no Blocked Person has (or will have) any interest of any nature whatsoever in Borrower, in their Affiliates, with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law; and (c) none of the funds of Borrower, or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law;
(o)    To Borrower’s Knowledge, the Property of Borrower and the Collateral are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates. The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of the Borrower. Each insurance policy listed on the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid;
(p)    To Borrower’s Knowledge, Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any other person or entity challenging the use, validity or effectiveness of any Owned Intellectual Property or, to Borrower’s Knowledge, any other Intellectual Property, nor does the Borrower have Knowledge of any basis for any such claim;
(q)    Borrower and each Subsidiary has filed all federal and state income and other material tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest, penalties and other charges imposed on it or any of its property by any governmental or regulatory authority except (i) to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (ii) if such Taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000). No tax Liens (other than Permitted Liens) have been filed by any governmental or regulatory authority against a Loan Party, and, to the Knowledge of Borrower, no governmental or regulatory authority is asserting a claim, in each case, with respect to any such Tax. Neither Borrower nor any Subsidiary is a party to any tax sharing agreement;
(r)    This Agreement creates in favor of Administrative Agent, for the benefit of the Lenders, a legal, valid and continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principles of equity. To the Knowledge of Borrower, upon Administrative Agent filing UCC-1 financing statements with the central filing location in the state of Borrower’s formation or incorporation and/or the State of Borrower’s chief executive office and/or the obtaining of “control” (as defined under the UCC) through an Account Control Agreement or otherwise, Administrative Agent, for the benefit of the Lenders, will have a perfected first priority Lien on and security interest in the Collateral, subject only to Permitted Liens that are specifically designated as being senior in priority;
(s)    Each of Borrower and each Subsidiary is, and after giving effect to the incurrence of the debt evidenced by this Agreement and all obligations hereunder will be, Solvent;
(t)    (i) The Perfection Certificate lists all Intellectual Property registered or filed by Borrower and each Subsidiary with the United States Patent and Trademark Office or the United States Copyright Office, including patents and pending applications, registered trademarks and pending applications, registered domain names, registered copyrights and pending applications and material Intellectual Property licenses owned by Borrower and each Subsidiary (“Owned Intellectual Property”); (ii) all of Borrower’s and each Subsidiary’s Owned Intellectual Property that is registered or issued is valid and enforceable, and with respect to all of Borrower’s and each Subsidiary’s Owned Intellectual Property subsisting and unexpired, and has not been abandoned; (iii) except as described on the Perfection Certificate, Borrower and each Subsidiary is the exclusive owner of all right, title and interest in and to all Owned Intellectual Property, or has the right to use, all of such Borrower’s or Subsidiary’s Intellectual Property that is not exclusively owned by such Borrower or Subsidiary; (iv) consummation and performance of this Agreement will not result in the invalidity, unenforceability or impairment of any of Borrower’s or any Subsidiary’s Intellectual Property, or in default or termination of any material Intellectual Property license of Borrower or any Subsidiary; (v) except as described on the Perfection Certificate, there are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would limit, cancel or question the validity or enforceability of any of

Borrower’s or any Subsidiary’s Owned Intellectual Property or Borrower’s or such Subsidiary’s rights therein or use thereof; (vi) to Borrower’s Knowledge, except as described on the Perfection Certificate, the operation of Borrower’s and each Subsidiary’s business and Borrower’s or such Subsidiary’s use of Owned Intellectual Property in the manner currently used in the business of Borrower and each Subsidiary, does not infringe or misappropriate the Intellectual Property rights of any other person or entity; (vii) except as described in the Perfection Certificate, no action or proceeding is pending or, to Borrower’s Knowledge, threatened (1) seeking to limit, cancel or question the validity of any of Borrower’s or any Subsidiary’s Owned Intellectual Property, (2) which, if adversely determined, could be reasonably expected to cause a Material Adverse Change on the value of any such Owned Intellectual Property or (3) alleging that any such Owned Intellectual Property, or Borrower’s or such Subsidiary’s use thereof in the operation of its business as currently conducted, infringes or misappropriates the Intellectual Property rights of any person or entity and (viii) to Borrower’s Knowledge, there has been no Material Adverse Change on Borrower’s or any Subsidiary’s rights in its material trade secrets as a result of any unauthorized use, disclosure or appropriation by or to any person, including Borrower’s and each Subsidiary’s current and former employees, contractors and agents
(u)    Borrower has disclosed on the Perfection Certificate all agreements, instruments and corporate or other restrictions to which it and each Subsidiary is subject, and all other matters to Borrower’s Knowledge that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. No statement or information contained in this Agreement or any document or certificate executed or delivered, or hereafter delivered, in connection with this Agreement or the Loans contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;
(v)    The Lender Shares issuable under the Warrant are the same price and have the same registration rights, anti-dilution rights, and other shareholder rights granted to other holders of preferred stock in Borrower’s last round of investments in preferred stock; and
(w)    Borrower and each Subsidiary is in compliance, in all material respects, with all applicable Health Care Laws and is not in material violation of any order of any Governmental Authority or other board or tribunal regulating, enforcing or overseeing compliance with Health Care Laws. None of Borrower nor any Subsidiary has received a subpoena or other written notice that it is currently or will in the future be subject to any investigation by any Governmental Authority with respect to any Health Care Law, nor, to the knowledge of Borrower, is any investigation threatened in writing or are there circumstances, which, if known to such Governmental Authority, could reasonably be expected to lead such Governmental Authority to investigate Borrower or such Subsidiary. Borrower has established a compliance plan, the purpose of which is to assure that Borrower is in compliance in all material respects with applicable Health Care Laws. Borrower and each Subsidiary have received and maintain accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by applicable Health Care Laws or any third-party payor programs. Borrower has not reported any material “breach” of “unsecured protected health information” (as such terms are defined in HIPAA) affecting 500 or more individuals to the Office for Civil Rights of the Department of Health and Human Services or any state agency or to the Knowledge of Borrower had any security or data breaches compromising or otherwise involving individually identifiable information, and no material violation of Health Care Laws has occurred that required Borrower or any Subsidiary thereof to provide notification to any Governmental Authority under any federal or state privacy and/or breach notification laws.
4.2    Affirmative Covenants of Borrower. Borrower shall, and shall cause each of its Subsidiaries to, do all of the following, so long as any of the Loan Documents remain outstanding:
(a)    maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change;

(b)    maintain in force all licenses, approvals, agreements and Governmental Approvals, the loss of which could reasonably be expected to cause a Material Adverse Change;
(c)    comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change;
(d)    without duplication with Section 4.2(k), if required by applicable law, pay and discharge or cause to be paid and discharged, all material sales, use, rental and personal property or similar material taxes and fees (excluding any taxes on any Lender’s net income) which arise and are due prior to each Advance in connection with the Collateral;
(e)    [reserved];
(f)    deliver the following to Administrative Agent:
(i)    as soon as available, but no later than thirty (30) days after the last day of each month:
(A)    unaudited financial statements pertaining to the results of operations for the month then ended covering the consolidated operations of Borrower and its Subsidiaries for such month and certified as true and correct by a Responsible Officer of Borrower, consisting of a balance sheet, income statement and cash flow statement, prepared in accordance with GAAP applied on a consistent basis;
(B)    together with the monthly financial reports, reports as to the following, in a form acceptable to Administrative Agent: accounts receivable, accounts payable aging, and primary key performance indicators, including dollar volume, unit volume, unit mix analysis and average selling price, in each case, in form and substance satisfactory to Administrative Agent;
(C)    copies of Borrower’s bank statements on all Deposit Accounts;
(D)    written notice of any material development in, the proceedings contemplated by Section 4.2(i) hereof;
(E)    a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;
(F)    [reserved]; and
(G)    written notice of all returns, recoveries, disputes and claims regarding Inventory outside of the Ordinary Course of Business;
(ii)    (x) as soon as available but no later than thirty (30) days after Borrower’s biannual investor meeting, which shall occur at least two (2) times per twelve (12) month period and (y) upon Administrative Agent’s reasonable request:
(A)    an updated Perfection Certificate to reflect any amendments, modifications and updates to information in the Perfection Certificate after the Closing Date;
(B)    copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries; and

(C)    a copy of Borrower’s capitalization table, as of the last day of the fiscal quarter then ended;
(iii)    [reserved];
(iv)    (x) within two hundred seventy-five (275) days following the end of the fiscal year ending December 31, 2022 and (y) within two hundred twenty-five (225) days following the end of each fiscal year thereafter, a copy of Borrower’s annual, audited financial statements consisting of a balance sheet, income statement and cash flow statement prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and presenting fairly Borrower’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended and certified as true and correct by Borrower’s chief financial officer (“Annual Financial Statements”), together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Administrative Agent in its reasonable discretion (it being understood that Borrower's accounting firm disclosed to Administrative Agent on or prior to the Closing Date and any other public accounting firm of nationally recognized standing, is acceptable to Administrative Agent); provided however, if Borrower’s board of directors does not require audited Annual Financial Statements for any fiscal year, Borrower may instead deliver company prepared Annual Financial Statements to Lender within sixty (60) days of such fiscal year end and Administrative Agent shall waive the opinion requirement in connection therewith for such fiscal year only;
(v)    within thirty (30) days of its completion, a copy of Borrower’s most recent 409A valuation report;
(vi)    within thirty (30) days of the effective date or filing date thereof, a copy of any amendment to Borrower’s Operating Documents; and
(vii)    such other information (financial or otherwise in respect of the business, condition, operations, performance, properties or prospects of Borrower) as Administrative Agent shall reasonably request from time-to-time.
(g)
(i)    within ten (10) days after approval by the Borrower’s board of directors, and in any event no later than within sixty (60) days after the end of each fiscal year of Borrower, provide Administrative Agent with annual operating budgets and financial projections approved by the Borrower’s board of directors, in a form acceptable to Administrative Agent; and
(ii)    as requested by Administrative Agent, make Borrower’s chief financial or chief operating officer available to participate in monthly management update calls with Administrative Agent to discuss such information about the operations and financial condition of the business of the Borrower as Administrative Agent shall reasonably inquire into, at such times reasonably scheduled by Administrative Agent;
(h)    from and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (i) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, provide Administrative Agent with the financial statements of Borrower filed with such Form 10-K; and (ii) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, provide Administrative Agent with the consolidated financial statements of Borrower filed with such Form 10-Q; provided that to the extent the foregoing documents are included in materials otherwise filed with the Securities and Exchange Commission, such documents shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website;

(i)    (A) promptly upon becoming available, provide Administrative Agent with copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and (B) immediately upon receipt of written notice thereof, provide Administrative Agent with a report of any material legal actions pending or threatened in writing against Borrower or any of its Subsidiaries or the commencement of any action, litigation or governmental proceeding or governmental investigation involving Borrower or any of its Subsidiaries is commenced that is reasonably expected to result in damages or costs to Borrower or any of its Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000);
(j)     promptly upon receipt of the same, provide Administrative Agent with copies of all notices, requests and other documents received by any other party pursuant to any other material contract, instrument, indenture regarding or relating to any breach or default alleged by or against any party thereto or any other event that could materially impair the value of the interests or rights of Administrative Agent or any Lender or could otherwise be reasonably expected to cause a Material Adverse Change;
(k)    make due and timely payment or deposit of all federal and state income, and other material taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Administrative Agent, on demand, appropriate certificates attesting to the filing of federal income, state income and franchise tax returns; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately reserved such amounts or made other appropriate provision therefor, if any, as shall be required in conformity with GAAP; provided further that Borrower shall not change its respective jurisdiction of residence for taxation purposes, without the prior written consent of Administrative Agent;
(l)    make or cause to be made all filings in respect of all material assessments, fines, fees and other liabilities unless being contested in good faith and for which Borrower maintains adequate reserves;
(m)    perform all of Borrower’s and each Subsidiary’s obligations imposed by applicable law, rule or regulation with respect to the Collateral in all material respects;
(n)    as soon as possible, and in any event within three (3) Business Days after Borrower having obtained Knowledge of the occurrence of any Event of Default or Potential Event of Default, provide a written notice setting forth the details of such Event of Default or Potential Event of Default and the action, if any is permitted, which is proposed to be taken by Borrower with respect thereto;
(o)    as soon as possible, and in any event, no later than three (3) Business Days after receipt, provide Administrative Agent with a copy of any notice of default, notice of termination or similar notice pertaining to a lease of real property where any Collateral is located;
(p)    from time to time execute and deliver such further documents and do such further acts and things as Administrative Agent may reasonably request in order to fully effect the purposes of this Agreement and to protect Administrative Agent’s security interest in the Collateral, and Borrower hereby authorizes Administrative Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Administrative Agent’s name or in the name of Administrative Agent as agent and attorney-in-fact for Borrower;

(q)    keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Administrative Agent may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to Administrative Agent. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Administrative Agent. All property policies shall have a lender’s loss payable endorsement showing Administrative Agent as lender loss payee and waive subrogation against Administrative Agent, and all liability policies shall show, or have endorsements showing Administrative Agent, as additional insured. Administrative Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Administrative Agent, that it will give Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for non-payment of premiums, for which ten (10) days’ prior written notice shall be required). At Administrative Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Administrative Agent’s option, be payable to Administrative Agent, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 4.2(q) or to pay any amount or furnish any required proof of payment to third persons, Administrative Agent may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 4.2(q), and take any action under the policies Administrative Agent deems prudent;
(r)    during all times any amounts remain due from Borrower to Administrative Agent or Lenders under this Agreement or Borrower has any Obligations under the Loan Documents, (i) take all reasonable action to maintain all rights, privileges and franchises material to the business of Borrower; (ii) perform and observe all the terms and provisions of any material contract, instrument, or indenture to be performed or observed by it, maintain each such contract, instrument, or indenture in full force and effect, and enforce such rights under any material contract instrument, or indenture, unless the failure to do so could not be reasonably expected to cause a Material Adverse Change; and (iii) in each case in all material respects, keep proper books and records and accounts in which full, true and correct entries in conformity with GAAP and all requirements of any governmental or regulatory authorities shall be made of all dealings and transactions and assets in relations to its business and activities;
(s)    make available to the Administrative Agent, without expense to the Administrative Agent, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books, to the extent that the Administrative Agent may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against the Administrative Agent or any Lender with respect to any Collateral or relating to Borrower;
(t)    if, after the Closing Date, any Borrower intends to form any direct or indirect Subsidiary, or acquire any direct or indirect Subsidiary, the Borrower shall (or shall cause such Borrower to): (i) ten (10) Business Days prior to such formation or acquisition, provide written notice to Administrative Agent of the formation of such Subsidiary, and, upon Administrative Agent’s request, copies of the Operating Documents of such Subsidiary, and (ii) promptly, and in any event within thirty (30) days (or such later date as Administrative Agent may agree in its sole discretion) of such formation or creation: (A) take all such action as may be reasonably required by Administrative Agent to cause such new Subsidiary to either: (x) provide to Administrative Agent a joinder to this Agreement pursuant to which such Subsidiary becomes a Borrower hereunder, or (y) guarantee the Obligations of Borrowers under the Loan Documents, (B) grant a security interest in and to the assets which constitute Collateral of such Subsidiary (substantially in accordance with this Agreement), in each case together with such Account Control Agreements and other documents, instruments and agreements reasonably requested by Administrative Agent in accordance with the terms of this Agreement, all in form and substance reasonably satisfactory to Administrative Agent (including being sufficient to grant Administrative Agent a first priority Lien, subject to Permitted Liens) and (C) to pledge all of the direct or beneficial Equity Securities in such Subsidiary;
(u)
(i)    Borrower shall comply with all applicable Health Care Laws, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Change, and shall cause each Subsidiary to do the same, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Change.
(ii)    Borrower shall maintain a compliance program that addresses the material requirements pursuant to applicable Health Care Laws, and shall cause each Subsidiary to do the same.
(iii)    Borrower shall, to the extent permitted by applicable law and so long as no privilege is compromised, notify Administrative Agent promptly after Borrower or any Subsidiary becomes aware of any violation by Borrower or any Subsidiary of the Anti-Kickback Statute, Stark Law or False Claims Act, or any violation of other Health Care Law, in each case, that could reasonably likely result in a claim, fine or settlement against Borrower or such Subsidiary in excess of Five Hundred Thousand Dollars ($500,000); and
(iv)    to the extent permitted by applicable law, promptly forward to Administrative Agent any notice of any subpoena or other investigation by a Governmental Authority with respect to a possible material violation of any Health Care Laws; and
(v)    use the proceeds of the Loan solely to repay the Existing Debt, as working capital and to fund its general corporate purposes.
4.3    Negative Covenants of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Administrative Agent, which may be conditioned or withheld in its sole discretion:
(a)    change its name, jurisdiction of incorporation, chief executive office, or principal place of business without thirty (30) days’ prior written notice to Administrative Agent;
(b)    (i) create, incur, assume, or permit to exist any Lien or security interest on any Property or Collateral now or hereafter acquired by Borrower or any Subsidiary or on any income or rights in respect of any thereof, except Liens and security interests created pursuant to this Agreement or Permitted Liens or (ii) or enter into any agreement with any Person other than Administrative Agent not to grant a security interest in. or otherwise encumber, any of its property, or permit any Subsidiary to do so;
(c)    (i) merge into or consolidate with any other entity, or permit any other entity to merge or consolidate with Borrower or any Subsidiary, (ii) liquidate or dissolve, (iii) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person or (iv) engage in any business other than the business of the type conducted by Borrower on the date hereof and business reasonably related thereto;
(d)    Transfer any of its Property, whether now owned or hereafter acquired except: (i) dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Borrower or Subsidiary as applicable, no longer economically practicable to maintain or useful; (ii) the sale of Inventory of Borrower or its Subsidiaries in the Ordinary Course of Business; (iii) transfers of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof, in each case, without recourse and in the Ordinary Course of Business; (iv) Transfers consisting of Permitted Liens; or (v) the abandonment, lapse, expiration or other disposition of Intellectual Property that is in the reasonable business judgment of Borrower no longer material or useful in or to the business of the Borrower and not disadvantageous to the interests of the Lenders;
(e)    amend, supplement or otherwise modify (pursuant to waiver or otherwise) its Operating Documents or any material contract, instrument, or indenture, in any respect that would result in a Material Adverse Change;
(f)    move any Collateral from the Permitted Locations except in compliance with Section 3.3 above;
(g)    (i) pay any dividends or make any distributions, on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire, for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year); (iii) return any capital to any holder of its Equity Securities as such; (iv) make, any distribution of Property, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided, however, that Borrower may (A) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (B) pay dividends solely in the form of common stock; (C) pay cash in lieu of fractional shares upon exercise or conversion of any option, warrant or other convertible security;
(h)    any Key Person to cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Administrative Agent within ten (10) days;
(i)    enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower other than that certain Consulting Agreement dated as of April 30, 2015, by and between Borrower and Genesis Innovation Group LLC;
(j)    (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Debt for borrowed money (other than amounts due or permitted to be prepaid under this Agreement or otherwise agreed in writing by Administrative Agent), or (ii) amend, modify or otherwise change the terms of any Debt for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders, provided that Borrower may convert any such notes into Borrower’s Equity Securities or repay or otherwise satisfy such notes by the issuance of Borrower’s Equity Securities;
(k)    create, incur, assume or permit to exist any Debt except Permitted Debt; provided however, notwithstanding any Debt that is permitted under the definition of Permitted Debt, Borrower shall not create, incur, assume to exist any Debt involving the sale or financing of its accounts receivables or any Debt secured or supported by its accounts receivables without the prior written consent of Administrative Agent;
(l)    make, or permit any Subsidiary to make, any Investment except for Permitted Investments;
(m)    (i) become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (ii) become subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (iii) fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit, or permit any

Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iv) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change;
(n)    (x) directly or indirectly, enter into any documents, instruments, agreements or contracts with any Blocked Person or (y) directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Each Lender hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws and such Lender’s policies and practices, such Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow each Lender to identify such party in accordance with Anti-Terrorism Laws. Borrower shall immediately notify Administrative Agent if Borrower has knowledge that Borrower or any Subsidiary is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering; or
(o)    (i) maintain any Deposit Account or Securities Account except accounts with respect to which Administrative Agent is able to take such actions as Administrative Agent deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements or other agreements giving Administrative Agent “control” as defined under the UCC or (ii) grant or allow any other Person (other than a Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its Deposit Accounts or Securities Accounts; provided that for any Deposit Account or Securities Account opened after the Closing Date, Borrower shall have fifteen (15) days from the opening of such account to comply with the terms of this Section.
ARTICLE 5
AGENT
5.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints Trinity Capital Inc., or its successor or assignee, as Administrative Agent under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including without limitation any subordination and intercreditor agreements (or similar agreements)) and to exercise such rights, powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents (including without limitation any subordination and intercreditor agreements (or similar agreements)), together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
(b)    Each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Borrower to secure any of the Obligations and to take all other actions, exercise all powers and perform such duties as are delegated to Administrative Agent under the Loan Documents, together with such powers and discretion as are reasonably incidental thereto. In furtherance thereof, the Administrative Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 5.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under this Agreement or any other Loan Document, or for exercising any rights and remedies thereunder (at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 5, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.
5.2    Delegation of Duties.    Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through its agents or attorneys-in-fact shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory and indemnification provisions of this Article 5 shall apply to attorney-in-fact and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
5.3    Exculpatory Provisions.    Neither Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents, advisors or attorneys-in-fact shall be (i) liable for any action taken or omitted to be taken, (including the making of (or omitting to make) any determination, calculations, selection, request or providing any approval or consent or enter into any amendments, modifications or supplements) by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct; provided, that no action taken or not taken in accordance with the directions of the Required Lenders or such other percentage of Lenders as shall be necessary hereunder, as applicable, shall be deemed to constitute gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for (A) any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, instrument, statement or other document referred to or provided for in, or received by the Administrative Agent or Lenders under or in connection with, this Agreement or any other Loan Document or the transactions contemplated herein or therein, (B) the value, validity, effectiveness, genuineness, enforceability, execution, collectability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower a party thereto to perform its obligations hereunder or thereunder, (C) the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations or (D) the attachment, creation and/or perfection of the Liens granted or purported to be granted in the Collateral pursuant to this Agreement or the continuation and/or amendment of any financing statements filed to perfect the Liens in the applicable Collateral (other than to the extent expressly directed by the Required Lenders). The Administrative Agent shall not be under any obligation to any Lender (i) to ascertain or to inquire as to the observance or performance of any of the agreements, terms, covenants or provisions contained in, or conditions of, this Agreement or any other Loan Document, (ii) to inspect the properties, books or records of any Borrower, (iii) to ascertain or to inquire as to the use of the proceeds of the Loans, (iv) to ascertain or to inquire as to the existence or possible existence of any Event of Default, (v) to ascertain or to inquire as to any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (vi) to ascertain or to inquire as to the contents of any certificate, report or other document delivered hereunder or under any Loan Documents or in connection herewith or therewith, (vii) to ascertain or to inquire as to the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by this Agreement, (viii) to ascertain or to inquire as to the value or the sufficiency of any Collateral, or (ix) to ascertain or to inquire as to the satisfaction of any condition set forth in Article 2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (x) to make any disclosures with respect to the foregoing or otherwise relating to any Borrower unless expressly required herein. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability to the Lenders arising from confirmations of the amount of outstanding Loans or the component amounts thereof. Additionally, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Defaulting Lenders, Affiliates of a Lender (or otherwise determine whether a Person qualifies as a Defaulting Lender or Affiliate of a Lender). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant qualifies as a Defaulting Lender or Affiliate of a Lender and, absent actual knowledge to the contrary (which may be by written notice), shall be permitted to treat each Lender, participant, prospective Lender or prospective participant as if it is not a Defaulting Lender or Affiliate of a Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Defaulting Lender or Affiliate of a Lender.
5.4    Reliance by the Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon (and shall not be liable for so relaying upon) any communication, request, instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, internet or intranet website posting, statement, order or other document (or other writing) or conversation believed by it to be genuine and correct and to have been signed, sent or made (or authenticated) by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts and professional advisors selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may request instructions from the Required Lenders (or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents) prior to taking any action or enter into any amendments, modifications or supplements, making any determination (including as to whether any agreement, document or instrument is in form and substance satisfactory to the Administrative Agent), making any calculation (which may be confirmed by the Required Lenders), sending any notice, making a selection or request (including failing to make a selection or request), exercising any voting rights or powers (including failing to exercise any voting rights or powers) or providing any consent or approval (including failing to provide any consent or approval) in connection with this Agreement or any of the other Loan Documents and may refrain (and shall incur no liability from so refraining) from taking or omitting to take any act or making any such determination, calculation, selection, request, exercising such voting rights or powers or providing such notice, approval or consent or entering into or any amendments, modifications or supplements until it receives such instruction (or calculation, as applicable) from the Required Lenders (or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents), in each case as it reasonably deems appropriate (and until such instructions and indemnity, as applicable, are received, the Administrative Agent may (but shall not be obligated to) act, or refrain from acting, as it deems advisable in good faith in the interests of the Lenders). The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Notwithstanding any other provisions set forth in this Agreement or any other Loan Documents, the Administrative Agent shall not be required to take any action that is in its opinion contrary to applicable requirement of law (including, for the avoidance of doubt, any action that may be in violation of the automatic stay under the Bankruptcy Code (or any similar laws)) or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of Bankruptcy Code (or any similar laws) or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability. Each Lender, by delivering its signature page to this Agreement, an Assignment and Acceptance and/or funding its Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding such Loan. On any applicable date of determination, upon request, the Administrative Agent shall be required to calculate whether a particular group of Lenders constitutes the Required Lenders. The Administrative Agent shall not be required to remit payments, the proceeds of Collateral or any other funds to the Lenders or any other Secured Parties herein except in accordance with the Loan Documents.
5.5    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in good faith in the interests of the Lenders.
5.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents, advisors or attorneys in fact have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Borrower or any affiliate of a Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans and other extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required hereunder or otherwise requested by the Borrower in writing to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or any affiliate of Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.
5.7    Indemnification.    The Lenders agree to indemnify, hold harmless and defend the Administrative Agent and its Affiliates and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not timely reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section 5.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time

(whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing including without limitation, exercising any of the Administrative Agent’s powers, rights, and remedies and performing their duties hereunder and thereunder (or omitting to do the same); provided that no Lender shall be liable to any Agent Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s bad faith, gross negligence or willful misconduct, provided, however, no action taken or not taken in accordance with the directions of the Administrative Agent, Required Lenders or such other percentage of Lenders as shall be necessary hereunder, as applicable, shall be deemed to constitute gross negligence or willful misconduct. The agreements in this Section 5.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
5.8    Administrative Agent in Its Individual Capacity.    Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
5.9    Successor Administrative Agent.     Administrative Agent may resign as Administrative Agent (which shall include the Administrative Agent’s capacities as administrative agent and collateral agent) upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default with respect to the Borrower shall have occurred and be continuing) be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Any successor Administrative Agent appointed pursuant to this Section 5.9 shall, upon its acceptance of such appointment, become the successor Administrative Agent for all purposes hereunder unless otherwise agreed. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s delivery of its notice of resignation, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and with the written consent of the Borrower (such consent not to be unreasonably withheld or delayed or required if an Event of Default shall have occurred and be continuing) appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation (“Resignation Effective Date”), the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective in accordance with such notice, and (i) the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above, (ii) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (iii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the successor Administrative Agent is appointed as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. Notwithstanding anything to the contrary, in no event shall a successor agent be a Defaulting Lender.
5.10    Authorization for Intercreditor Agreement and Subordination Agreement.     The Lenders irrevocably authorize the Administrative Agent to enter into and perform its obligations under any Subordination Agreement or other similar arrangement permitted under this Agreement and any amendments, restatements, supplements or other modifications thereto approved in accordance with the terms thereof (without limiting the provisions set forth in Section 5.4 hereof).
5.11    Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (on behalf of the Lenders) (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    To file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    To file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding;
(c)    To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(d)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each applicable Lender to make such payments to the Administrative Agent, as applicable, and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due to the Administrative Agent.
Each Lender further agrees that it shall not propose, vote in favor of, or otherwise support any plan of reorganization that is in contravention of any plan of reorganization that is proposed or supported by the Administrative Agent, and shall affirmatively vote to “reject” any plan of reorganization that is not affirmatively supported by the Administrative Agent.
5.12    Collateral Matters.
(a)    Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and this Agreement or any other Loan Document that may be necessary to perfect and maintain perfected Liens upon the Collateral granted pursuant to this Agreement or any other Loan Document if required or expressly permitted under the terms of any of the other Loan Documents.
(b)    Each of the Lenders hereby irrevocably authorize and instruct the Administrative Agent to, and the Administrative Agent shall:
(i)Release (or confirm any release) any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon the date on which all Obligations have been repaid in full, (B) constituting property sold or to be sold or otherwise disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document or to which the Required Lenders have consented, (C) that does not constitute (or ceases to constitute) Collateral, (D) otherwise pursuant to and in accordance with the provisions of any applicable Loan Document or (E) subject to Section 5.11, if approved, authorized or ratified in writing by the Required Lenders, provided, however, that if any action is required by the Administrative Agent to so release such Lien, upon the request of the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate certifying to the permissibility of such release hereunder (and the Administrative Agent shall be permitted to rely upon such certificate without incurring any liability therefor);
(ii)Enter into any Subordination Agreement and/or similar agreement contemplated hereunder, including with respect to Debt that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Obligations, and with respect to which Debt, a Subordination Agreement or similar agreement is contemplated under this Agreement.
(c)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral, (ii) no Lender shall have any right to enforce the Obligations, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms hereof and thereof, and (iii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Lenders (but not any Lender or the Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
(d)    Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, Liens therein or financing statements filed in connection therewith. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower from its obligations under the Loan Documents or its Lien on any Collateral pursuant this Section 5.12. In each case as specified in this Article 5, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to, at the Borrower’s expense, promptly execute and deliver to Borrower such documents, filings and recordings as Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under this Agreement or any other Loan Document or to subordinate its interest therein, in accordance with the terms of the Loan Documents and this Article 5. Additionally, upon the reasonable request of the Borrower, the Administrative Agent will return possessory Collateral held by it that is released from the security interests of the Loan Documents pursuant to this Article 5; provided that, in the event that any possessory collateral in the possession of the Administrative Agent gets lost or misplaced upon the reasonable request of the Borrower, the Administrative Agent shall provide a loss affidavit to the Borrower in the form customarily provided by the Administrative Agent in such circumstances.
ARTICLE 6
BORROWER’S INDEMNITY
6.1    Indemnity By Borrower. Borrower covenants and agrees, at its sole cost and expense and without limiting any other rights which Administrative Agent and Lenders have hereunder, to indemnify, protect and save Administrative Agent, each Lender, and each of their directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Administrative Agent or any Lender (each, an “Indemnified Person”) harmless against and from any and all claims, damages, losses, liabilities, obligations, demands, defenses, judgments, costs, disbursements or expenses of any kind or of any nature whatsoever (collectively, “Claims”) which may be imposed upon, incurred by or asserted or awarded against Administrative Agent or a Lender and related to or arising from the following, unless such claim, loss or damage shall be based upon the gross negligence or willful misconduct of Administrative Agent or such Lender:
(a)    the transactions contemplated by the Loan Documents (including reasonable and documented attorneys’ fees and expenses);
(b)    any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable and documented out-of-pocket expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by a Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds;
(c)    any breach by Borrower of the representations, warranties, covenants, or other obligations or agreements made by Borrower in this Agreement or in any agreement related hereto or thereto;
(d)    the violation by Borrower of any applicable state or federal law, rule or regulation;
(e)    a material misrepresentation made by Borrower to Administrative Agent or a Lender; and
(f)    without duplication of any Claims under clause (c) above, any governmental fees, charges, taxes or penalties levied or imposed in respect to any Collateral.
6.2    Defense of Claims. Borrower agrees to pay all amounts due under this Article 6 promptly on notice thereof from Administrative Agent. To the extent that Borrower may make or provide, to Administrative Agent’s satisfaction, for payment of all amounts due under this Article 6, Borrower shall be subrogated to Administrative Agent’s rights with respect to such events or conditions. So long as no Event of Default has occurred and is continuing, Borrower may defend any claims with counsel of its own choosing reasonably acceptable to Administrative Agent, provided if the claim creates a significant exposure for the Lenders in Administrative Agent’s its sole judgment, or attempts to establish legal principle adverse to any Lender or Administrative Agent, Administrative Agent, on behalf of Lenders, shall select the defense counsel. Borrower may settle any claims against Administrative Agent or a Lender, provided such settlement includes a complete release of Administrative Agent and Lenders from any claims at no cost to Administrative Agent or Lenders.
6.3    Survival. All of the indemnities and agreements contained in this Article 6 shall survive and continue in full force and effect notwithstanding termination of this Agreement, the full payment of any Loans or Borrower’s performance of all Obligations.
ARTICLE 7
DEFAULT
7.1    Lender’s Rights on Default. If an Event of Default occurs, Administrative Agent, on behalf of Lenders, shall be entitled to:
(a)    declare the unpaid balance of the Loans and this Agreement immediately due and payable, whether then due or thereafter arising;
(b)    immediately and automatically terminate any further obligations to make Loans under this Agreement;
(c)    require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Administrative Agent, assemble the Collateral or any part thereof, as directed by Administrative Agent and make it available to Administrative Agent at a place and time to be designated by Administrative Agent, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent deems commercially reasonable;
(d)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Administrative Agent and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 7.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Administrative Agent’s exercise of its remedies hereunder;
(e)    without notice except as specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any place designated by Administrative Agent;
(f)    occupy any premises owned or leased by Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to Borrower in respect of such occupation;
(g)    commence and prosecute any bankruptcy, insolvency or other similar proceeding or consent to Borrower commencing any bankruptcy, insolvency or other similar proceeding;

(h)    place a “hold” on any account maintained with Administrative Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;
(i)    exercise any and all rights and remedies of Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, (A) any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the accounts receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to any Deposit Accounts, (C) exercise all other rights and remedies with respect to the accounts receivables and the other Collateral, including without limitation, those set forth in Section 9-607 of the UCC and (D) exercise any and all voting, consensual and other rights with respect to any Collateral; and
(j)    exercise all rights and remedies available to Administrative Agent and Lenders under the Loan Documents or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).
Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by applicable law, the Administrative Agent and Lenders may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against the Administrative Agent and Lenders arising out of the exercise by it of any rights hereunder. Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. The Administrative Agent and Lenders shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto. The Administrative Agent and Lenders shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Administrative Agent and Lenders may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent and Lenders shall not be obligated to clean-up or otherwise prepare the Collateral for sale.
(k)    all payments received by Borrower in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent and Lenders, shall be segregated from other funds of Borrower and shall be forthwith paid over the Administrative Agent, for the benefit of the Lenders, in the same form as so received (with any necessary endorsement);
(l)    the Administrative Agent may, without notice to Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Obligations against any funds deposited with it or held by it;
(m)    upon the written demand of the Administrative Agent, Borrower shall execute and deliver to the Administrative Agent a collateral assignment or assignments of any or all of Borrower’s Intellectual Property and such other documents and take such other actions as are necessary or appropriate to carry out the intent and purposes hereof;
(n)    if Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Administrative Agent may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 4.2(q) of this Agreement, and take any action with respect to such policies as Administrative Agent deems prudent. Any amounts paid or deposited by Administrative Agent shall constitute Administrative Agent’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Administrative Agent shall not constitute an agreement by Administrative Agent to make similar payments in the future or a waiver by Administrative Agent of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including Administrative Agent’s Expenses, incurred by Administrative Agent in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due;
(o)    Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Administrative Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Administrative Agent or any Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Administrative Agent or any Lender shall constitute a waiver, election, or acquiescence by it. The Obligations of Borrower to any Lender may be enforced against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for any other party to be joined as an additional party in any proceeding to enforce such Obligations;
(p)    the proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Administrative Agent, for the benefit of Lenders, at the time of or received by Administrative Agent after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:
First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Administrative Agent, including Administrative Agent’s Expenses;
Second, to the payment to Administrative Agent, on behalf of the Lenders of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Sections 2.8, 2.9 or 2.10, if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.8, 2.9, or 2.10 ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lenders under any of the Loan Documents); and
Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same;
(q)    Administrative Agent shall have proceeded to enforce any right under this Agreement or any other of the Loan Documents by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Administrative Agent shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

7.2    Rights Cumulative; Waivers. All rights, remedies and powers granted to Administrative Agent and Lenders hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder, or in or by any other instrument, or available in law or equity. Administrative Agent’s and Lender’s knowledge at any time of any breach of, or non-compliance with, any representations, warranties, covenants or agreements hereunder shall not constitute or be deemed a waiver of any of such rights or remedies hereunder, and any waiver of any default shall not constitute a waiver of any other default. Notwithstanding any foreclosure or sale of any item of Collateral by Administrative Agent as permitted under this Agreement, Borrower shall remain liable for any deficiency. All amounts realized by Administrative Agent in furtherance of its rights to sell or foreclose upon the Collateral shall first be applied to all costs of the action and all costs of enforcement or interpretation of this Agreement, including any court costs, legal or expert fees and filing fees, then to any outstanding interest or penalties payable under this Agreement, then to repayment of principal of all Loans.
ARTICLE 8
MISCELLANEOUS
8.1    Costs and Expenses. Borrower will pay all Administrative Agent’s Expenses and Lender’s Expenses on demand.
8.2    Power of Attorney. Borrower hereby irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney-in-fact with full power of substitution, for Borrower and any of its Subsidiary’s and in Borrower’s or any of its Subsidiary’s name to do, at Administrative Agent’s option and at Borrower’s expense upon the occurrence and during the continuance of an Event of Default, to (a) ask, demand, collect (including, but not limited to the execution, in Borrower’s or any Subsidiary’s name, of notification letters), sue for, compound and give acquittance for any and all payments assigned hereunder and to endorse, in writing or by stamp, Borrower’s name or otherwise on all checks for any monies in respect of the Collateral; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any account or drafts against Account Debtors; (c) settle and adjust disputes and claims about any accounts directly with Account Debtors, for amounts and on terms Administrative Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Administrative Agent or a third party as the UCC or any applicable law permits. Borrower hereby appoints Administrative Agent as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Administrative Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lenders are under no further obligation to make extend Loans hereunder. Administrative Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Administrative Agent’s and Lenders’ rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Lenders’ obligation to provide Loans terminates.
8.3    Survival. All representations, warranties and indemnities contained in this Agreement (and any and each other agreement or instrument delivered pursuant hereto) shall survive (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the payment of the Loans, (iv) the performance of all Obligations, and (v) termination of this Agreement.
8.4    Assignments. Except as herein provided, this Agreement shall be binding upon and inure to the benefit of Administrative Agent, Lenders, and Borrower and their respective representatives, successors and assigns.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Any Lender may assign this Agreement and the Notes (if any) in whole or in part or sell participations therein without notice to Borrower or Borrower’s consent. Notwithstanding the foregoing, Borrower may not assign, transfer or otherwise convey this Agreement, in whole or in part, without Administrative Agent’s and each Lender’s prior written consent and, so long as no Event of Default exists, no Lender may assign its interest in this Agreement to any Person who is known to such Lender as a direct competitor of the Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company. Each Lender that sells a participation to a participant (each, a “Participant”) in accordance with this Section 8.4 (shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
8.5    No Brokers. Borrower represents to Lenders that no brokers or advisors have been or will be retained in connection with the transactions contemplated herein.
8.6    Notice. All notices, consents, requests, instructions, approvals and communications provided herein shall be validly given, made or served, effective only if in writing, except as otherwise provided herein, and sent by overnight courier, certified U.S. mail, postage prepaid, or by electronic mail, and shall be deemed received within five (5) Business Days from the date of posting if sent by mail, one Business Day after delivery thereto if sent by overnight courier service, or on the day of transmission if sent by electronic mail with a confirmation receipt obtained, or if such day is not a Business Day, then on the following Business Day. All such notices, consents, requests, instructions, approvals and communications shall be sent to a party at the address set forth for such party on the signature pages hereto, or to such other address as such party may designate in writing.
8.7    Governing Law; Consent to Jurisdiction and Service of Process. THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF SUCH STATE). IN THE EVENT THAT ADMINISTRATIVE AGENT OR ANY LENDER INITIATES AGAINST BORROWER ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF NEW YORK. IN THE EVENT THAT BORROWER INITIATES AGAINST ADMINISTRATIVE AGENT OR ANY LENDER ANY DISPUTE, CLAIM, OR SUIT WHETHER

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF NEW YORK. EACH PARTY EXPRESSLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO ITS LAST KNOWN ADDRESS WHICH SERVICE SHALL BE DEEMED COMPLETED WITHIN FIVE (5) DAYS AFTER THE DATE OF MAILING THEREOF. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT THE STATE OF NEW YORK IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE AS WELL AS ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED TO ANOTHER COURT ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. THE EXCLUSIVE CHOICE OF FORUM SET FORTH HEREIN SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY EITHER PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION BY SUCH PARTY TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION.
8.8    Other Documents. Borrower shall execute such other documents and shall otherwise cooperate with Administrative Agent as Administrative Agent reasonably requires to effectuate the transactions contemplated hereby.
8.9    Severability. If any part of this Agreement shall be contrary to any law which a party might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.
8.10    Entirety; Amendments. This Agreement and the Exhibits referred to herein constitute the entire agreement between Administrative Agent, Lenders, and Borrower as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto. Each of the parties hereto acknowledges that no party hereto nor any agent of any other party whomsoever has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this Agreement. No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein.
8.11    Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BY THE PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, TRANSACTION CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS AND MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
8.12    Publicity. Each Lender will have the right to (a) make a public announcement and include on its website, social media sites, and other marketing materials information related to this transaction, and (b) include information about this transaction, including but not limited to Borrower’s name, the type of investment, principal amount, interest rate and maturity date, in its periodic reports with the Securities and Exchange Commission (“SEC”), to the extent required by SEC rules and regulations.

8.13    Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lenders on which Borrower or any Subsidiary is liable.
8.14    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
8.15    Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
8.16    Correction of Loan Documents. Administrative Agent, on behalf of Lenders, may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Administrative Agent provides Borrower with notice of such correction.
8.17    Right of Set Off. Borrower hereby grants to Administrative Agent, for the benefit of Lenders, a Lien, security interest and right of set off as security for all Obligations to Lenders hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or any entity under the control of the Lenders (including a Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Administrative Agent, on behalf of Lenders, may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDERS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
8.18    Confidentiality. Subject to Section 8.12, in handling any Confidential Information, Administrative Agent, Lender and Borrower and all employees and agents of such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) in the case of any party, to its subsidiaries or Affiliates, (ii) in the case of any Lender, to prospective transferees or purchasers of any interest in the Loans, provided that such Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the confidentiality obligations comparable to those under this Section 8.18, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) in the case of Administrative Agent or Lender, to Administrative Agent’s or Lender’s regulators or as otherwise may be required in connection with the examination, audit or similar investigation of Administrative Agent or Lender, (v) to third party service providers of Administrative Agent or any Lender who are subject to confidentiality obligations comparable to those under this

Section 8.18, and (vi) as Administrative Agent or any Lender may determine is needed in connection with the enforcement of any remedies hereunder. Confidential Information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (b) is disclosed to such receiving party by a third party, provided such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information. For purposes of this Section 8.18, “Confidential Information” means business, marketing, and technical information (in whatever form, whether written, oral, or electronic) of the disclosing party that is confidential or proprietary in nature, including, but not limited to, proprietary ideas, patentable ideas or trade secrets, existing or contemplated products and services, research and development, production, costs, profit and margin information, finances and financial projections, customers, clients, current and future business plans and models and other documents prepared by or for the receiving party or any of its employees and agents that contain or are generated from such documents. For the avoidance of doubt, information does not need to be marked or identified as "Confidential" or "Proprietary" to be deemed Confidential Information under this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

LENDER: TRINITY CAPITAL INC., a Maryland corporation

By:	/s/ Sarah Stanton

Name: Sarah Stanton
Its: General Counsel and Chief Compliance Officer
Address for Notices:
Trinity Capital Inc.
1 N. 1st Street, Floor 3
Phoenix, AZ 85004
Attention: Legal Department
Telephone: (480) 374-5350
Email: legal@trincapinvestment.com

BORROWER: SHOULDER INNOVATIONS, INC., a Delaware corporation

By:	/s/ Matthew Ahearn
Name: Matthew Ahearn Its: Chief Operating Officer Address for Notices: 1535 Steele Ave SW, Suite B Grand Rapids, MI 49507 Attention: Telephone: Email Address:

[Signature Page to Loan And Security Agreement]

ADMINISTRATIVE AGENT: TRINITY CAPITAL INC., a Maryland corporation

By:	/s/ Sarah Stanton

Name: Sarah Stanton
Its: General Counsel and Chief Compliance Officer
Address for Notices:
Trinity Capital Inc.
1 N. 1st Street, Floor 3
Phoenix, AZ 85004
Attention: Legal Department
Telephone: (480) 374-5350
Email: legal@trincapinvestment.com

[Signature Page to Loan And Security Agreement]

Schedule-1